EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our of our report dated March 15, 2006 relating to the financial statements, financial statement schedule, management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Conceptus, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/  PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 30, 2006